EXHIBIT 5.1


                             RE-OFFERING PROSPECTUS

                                                                     EXHIBIT 5.1

                               Dated July 12, 2007

                             RE-OFFERING PROSPECTUS

                                 IMAGING3, INC.
                            3200 WEST VALHALLA DRIVE
                            BURBANK, CALIFORNIA 91505

                        3,500,000 SHARES OF COMMON STOCK

         This Prospectus covers 3,500,000 shares of the common stock ("Common Stock"), no par value, of Imaging3, Inc., a California corporation ("I3"). The shares covered by this Prospectus include 1,541,075 that will be issued to Mr. Luke Clauson, dba Innovative Drive Corporation (the "Manufacturer"), in consideration for the manufacture of original table components incorporated into surgical tables to be sold by the Company as part of its completed product line. The balance of the shares covered by this Prospectus are reserved for potential issuance to the Manufacturer for additional component deliveries, and other consultants or officers, directors or employees of I3 for services that may be rendered by them for I3, as determined by I3's Board of Directors from time to time in the future. Mr. Clauson and other potential issuees of shares of Common Stock covered by this Prospectus are collectively referred to herein as the "Securityholders."

         I3's common stock trades on the NASD OTC Bulletin Board Market under the symbol "IMGG" and the last bid price and ask price on July 5, 2007 for the Common Stock as reported on the NASD OTC Bulletin Board Market was $0.10 and $0.105, respectively.

         For a discussion of certain factors that should be considered in connection with an investment in I3's Common Stock, see "Risk Factors" beginning on page 3.
                               ------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

         The Securityholders may from time to time sell all or a portion of the securities offered by this Prospectus in transactions in the over-the-counter market, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Securityholders may effect such transactions by selling such securities directly to purchasers or through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Securityholders or the purchasers of the securities for whom they may act as agents.


                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-8 (together with all amendments and exhibits (the "Registration Statement") which has been filed by I3 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other documents referred to in this Prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         I3 is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act I3 files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by I3 may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.secgov. I3's Common Stock is traded on the NASD OTC Bulletin Board Market. Reports and other information concerning I3 can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         I3 hereby incorporates by reference into this Prospectus the following documents previously filed with the Commission:

         1. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

         2. The Registrant's quarterly reports on Form 10-QSB for the quarters ended March 31, 2007, June 30, 2006 and September 30, 2006.

         3.       The Registrant's  Registration Statement on Form SB-2 declared
                  effective  by  the  Securities  and  Exchange   Commission  on
                  September 27, 2005.

         4. All other reports filed by the Registrant pursuant to Section 13(a), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2004.

        All documents filed by I3 pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this Prospectus and are a part of this Prospectus from the date of the filing of such documents. See "Additional Information." Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         I3 will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to I3's President at its principal executive offices: Imaging3, Inc., 3200 West Valhalla Drive, Burbank, California 91505, telephone number (818) 260-0930.


                                  RISK FACTORS

         Purchasing shares of Common Stock in Imaging3, Inc. is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others.

FORWARD-LOOKING STATEMENTS

         The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for I3 to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, I3's business prospects or any other aspect of I3's business, please be advised that I3's actual financial condition, operating results and business performance may differ materially from that projected or estimated by management in forward-looking statements. I3 has attempted to identify, in context, certain of the factors that management currently believes may cause actual future experience and results to differ from I3's current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, decrease in demand for medical imaging and other equipment, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, failure to complete the development of I3's proprietary Dominion product currently under development, technological obscelence of I3's products, failure to commercialize or sell any new or existing products developed by I3, price increases for supplies, inability to raise prices, failure to obtain customers, the risk of litigation and administrative proceedings involving I3 and its employees, higher than anticipated labor costs, the possible fluctuation and volatility of operating results and financial condition, failure to make planned business acquisitions, failure of new businesses, if acquired, to be economically successful, decline in I3's stock price, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports filed by I3.

NEED FOR ADDITIONAL CAPITAL - OPERATING LOSSES

         I3 has incurred substantial operating deficits since inception and may continue to incur losses in the future. To date, its revenue from component and equipment sales has not been adequate to cover research and development costs for proprietary products under development, marketing costs, operating and overhead costs, and substantial costs incurred in ongoing litigation. Revenue from its old business model of selling nonproprietary medical equipment and components has declined in recent fiscal quarters, and no sales of I3's Dominion product currently under development have yet been made, since it is still in the prototype phase. I3 does not have sufficient cash flow from its current operations to enable it to maintain or grow its business. I3 must raise additional capital in the future to continue to operate its businesses. Failure to secure adequate capital will hinder I3's growth and may jeopardize it as a going concern.

GOING CONCERN QUALIFICATION IN AUDIT REPORT

         The financial statements of I3 have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments that might result if I3 is unable to continue as a going concern. I3 does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the I3's ability to continue as a going concern. The ability of I3 to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion. I3 is actively seeking new investors.

FAILURE TO COMPLETE DEVELOPMENT OF PROPRIETARY TECHNOLOGY

         Research and development projects are inherently speculative and subject to cost overruns. There is no assurance that I3 will be able to complete the development of it real time 3D diagnostic medical imaging technology, or that, once developed, diagnostic medical imaging devices can be sold profitably. I3 may not develop any new products or services for sale from its research and development efforts.

COMPETITION

         The diagnostic medical imaging industry is characterized by intense competition. I3 will be subject to competition from other firms, many of which have greater financial resources, more recognition, more management experience, and longer operating histories than I3. There is no assurance that I3 will be able to compete successfully or profitably in the diagnostic medical imaging business.
                                       -3-

COMPANY BUSINESS MODEL

         I3 plans to implement a business model that calls for I3 to sell medical diagnostic imaging devices, based on its proprietary technology. I3 will incur substantial operating losses until such time as it is able to generate revenues from the sale of these products. There can be no assurance that businesses and customers will adopt I3's products and technology in the volume that I3 projects, or that businesses and prospective customers will agree to pay the prices that I3 proposes to charge. In the event I3's customers resist paying prices at the rate I3 proposes, I3's financial conditions and results of operations will be materially and adversely affected.

SAFETY OF MEDICAL DIAGNOSTIC IMAGING DEVICES

         As medical diagnostic imaging has become an ever-more important and prominent part of everyday life, dramatic growth in the use of medical diagnostic imaging devices has given rise to occasional questions about safety. In the event that I3's products are deemed unsafe, I3 could face substantial liability and I3's financial conditions and results of operations will be materially and adversely affected.

NO ASSURANCE OF PROFITABILITY

         There is no assurance that I3 will be able operate profitability in the future. Profitability, if any, will depend in part upon I3's ability to successfully develop and market I3's products and services. I3 may not be able to successfully transition from its current stage of business to a stabilized operation having sufficient revenues to cover expenses. While attempting to make this transition, I3 will be subject to all the risks inherent in a growing business, including the needs to adequately service and expand I3's customer base and to maintain and enhance I3's current services. I3's future profitability will be affected by all the risk factors described herein.

UNINSURED LOSSES

         There is no assurance that I3 will not incur uninsured liabilities and losses as a result of the conduct of its business. I3 generally does not maintain theft or casualty insurance and has modest liability and property insurance coverage, along with workmen's compensation and related insurance. However, should uninsured losses occur, the Shareholders could lose their invested capital.

RELIANCE ON MANAGEMENT AND KEY EXECUTIVES

         I3's success is substantially dependent on the performance of its executive officers and key employees. The loss of an officer or director of I3 would have a material adverse impact on I3. I3 will generally be dependent upon its executive officers, Dean Janes, Christopher Sohn, Xavier Aguilera and Michele Janes, for the direction, management and daily supervision of I3's operations.

LITIGATION

         I3 has a substantial amount of litigation. The adverse resolution of such litigation to I3 could cause its inability to continue in business if judgment holders were to seek to liquidate its business through levy and execution. I3 has incurred and is expected to continue to incur substantial legal fees and costs in connection with such litigation. If I3 fails in its payment schedule, or fails in its defense to pending actions, or becomes subject to a levy and execution on its assets and business, I3 could be forced to liquidate or to file for bankruptcy and be unable to continue in its business. Investors who purchase Shares covered by this Prospectus will be subject to the risk of total loss if the risks described herein are realized, because there may be insufficient assets with which to pay the debts of I3, which would leave Shareholders with no recovery.

CONFLICTS OF INTEREST

         The relationship of management to I3 creates conflicts of interest. I3 leases its executive offices from its Chief Executive Officer pursuant to a lease that was not determined at arms length. Management's compensation from I3 has not been determined pursuant to arm's-length negotiation. Management believes that it will have the resources necessary to fulfill its management obligations to all entities for which it is responsible.

COMPANY TRADEMARK

         I3 has applied to the U.S. Patent and Trademark Office to register "Imaging3" as a service mark and as a trademark. There are no assurances that these applications will be approved and the registrations granted or that any other person will not challenge the registration or attempt to infringe upon I3's marks. If I3 is unable to protect its rights to its trademarks or if such marks infringe on the rights of others, I3's business would be materially adversely affected.

FAILURE TO ACHIEVE BRAND RECOGNITION

         I3 believes that establishing and maintaining brand recognition for its medical diagnostic imaging technology is a critical aspect of its efforts to attract and expand its customer base. Promotion and enhancement of the Imaging3 brand will depend largely on I3's success in providing high quality products and services. In order to attract and retain customers and to promote the Imaging3 brand in response to competitive pressures, I3 may find it necessary to increase substantially its financial commitment to creating and maintaining the Imaging3 brand. There can be no assurance that I3 will obtain brand recognition for Imaging3. The failure of I3 to provide high quality products and services or to obtain and maintain brand recognition could have a material adverse effect on I3's business, results of operations, and financial condition.

RAPID CHANGES IN TECHNOLOGY

         Medical diagnostic imaging is a rapidly evolving technology. I3 must keep abreast of this technological evolution. To do so, I3 must continually improve the performance, features and reliability of its medical imaging equipment and related products. If I3 fails to maintain a competitive level of technological expertise, then I3 will not be able to compete in I3's market.

TIMELY RESPONSE

         I3 must be able to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. I3 can offer no assurance that it will be able to successfully use new technologies effectively or adapt I3's products in a timely manner to a competitive standard. If I3 is unable to adapt in a timely manner to changing technology, market conditions or customer requirements, then I3 may not be able to successfully compete in its market.

GOVERNMENTAL REGULATION OF MEDICAL DIAGNOSTIC IMAGING DEVICES

         Under the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act, all medical devices are classified by the Food and Drug Administration ("FDA") into one of three classes. A Class I device is subject only to certain controls, such as labeling requirements and manufacturing practices; a Class II device must comply with certain performance standards established by the FDA; and a Class III device must obtain pre-market approval from the FDA prior to commercial marketing. I3 must receive Class II approval to market its real time 3D medical diagnostic imaging devices. I3 cannot be certain when, if ever, it will receive this approval. Other laws and regulations may be adopted in the future that address the manufacture, sale and use of medical diagnostic imaging devices that could adversely affect I3's business.

LACK OF DIVERSIFICATION

         Because of the limited financial resources that I3 has, it is unlikely that I3 will be able to diversify its operations. I3's probable inability to diversify its activities into more than one area will subject I3 to economic fluctuations within a particular business or industry and therefore increase the risks associated with its operations.

GENERAL GOVERNMENT REGULATION

         I3 is subject to regulations applicable to businesses generally. The adoption of any additional laws or regulations may decrease the growth of I3's business, decrease the demand for services and increase I3's cost of doing business. Changes in tax laws also could have a significant adverse effect on I3's operating results and its financial condition.

SEASONALITY

         Management does not expect any seasonality. Accordingly, I3's revenues and income are generally expected to be stable from month to month and throughout the entire year.

RISKS OF DECLINE IN STOCK PRICE

         I3's stock price has been slightly volatile. The stock market in general has been extremely vulnerable and management cannot promise that the price of I3's common stock on the OTC Bulletin Board Market will not decline. I3 may register more shares of its stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on I3's stock price.

NO CAPITAL PROCEEDS FROM ISSUANCE OF SHARES - MANUFACTURING AGREEMENT

         The 1,541,075 Shares initially issued to a manufacturer (the "Manufacturer") that are covered by this Prospectus are issued for manufacturing services for I3 and not for the contribution of any capital to I3. Moreover, I3 does not expect to receive any capital investment for the issuance of any Shares covered by this Prospectus, as these Shares are generally reserved for issuance in consideration for services to be provided to I3 (other than any services relating to raising capital or investor relations, for which no Shares may be issued). With regard to the 1,541,075 Shares initially issued pursuant to the Registration Statement on Form S-8 of which this Prospectus is a part, they are being issued to the Manufacturer under a series of purchase orders entered into by the Company and the Manufacturer from October 2006 to present. The number of Shares to be issued to the Manufacturer initially under the Registration Statement covers deliveries of surgical table components through July 5, 2007. The Company may issue additional Shares to the Manufacturer under the Registration Statement from time to time in the future for additional deliveries of surgical table components.


                                    DILUTION

         The difference between the public price per share of Common Stock at which purchaser buys the Shares covered by this Prospectus and the as adjusted pro forma net tangible book value per share of Common Stock after the issuance of the Shares covered by this Prospectus constitutes the dilution to purchasers of Shares. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock.

         As of March 31, 2007, the pro forma net tangible book value of I3 was ($3,174,973) or approximately ($0.0154) per share of Common Stock. Pro forma net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such pro forma net tangible book value after March 31, 2007, other than to give effect to the issuance of 3,500,000 Shares for services rendered and no capital invested, the pro forma net tangible book value at March 31, 2007, would have been ($3,174,973) or approximately ($0.0152) per share. As of March 31, 2007, the net tangible book value per share of Common Stock owned by I3's current stockholders would have increased by approximately ($0.0002) without any additional investment on their part. Holders of Common Stock may be subjected to dilution if any additional securities are issued as compensation or to raise additional financing. The following table illustrates the decrease in value to purchasers of Shares assuming a purchase price of $0.10 per Share.

Purchase Price per Share (1)........................................   $0.10
Pro forma net tangible book value per Share after issuance (2)......  ($0.0152)
Decrease in value per Share to new purchasers.......................  ($0.10152)
--------------

(1) Assumes that all Shares are purchased on the OTC Bulletin Board Market for $0.10 per share, which was the last sale price on July 5, 2007.

(2) Based on 208,635,176 shares of Common Stock outstanding after the issuance of all of the Shares covered by this Prospectus, as of March 31, 2007.


                                 SECURITYHOLDERS

         The following table sets forth the name and address of each owner of more than five percent (5%) of the issued and outstanding capital stock of I3 and each director and executive officer who beneficially owns issued and outstanding capital stock of I3 as of July 5, 2007:

                                        NUMBER OF SHARES       PERCENTAGE          PERCENTAGE
                                          BENEFICIALLY     BEFORE ISSUANCE OF    AFTER ISSUANCE
   NAME AND ADDRESS OF OWNERS                 OWNED              SHARES           OF SHARES (1)
   ------------------------------------ ------------------ -------------------- ------------------
   Dean Janes (2)                          69,000,000             33.1%               32.5%
   c/o Imaging3, Inc.
   3200 W. Valhalla Drive
   Burbank, CA 91505

   Christopher Sohn (3)                    23,000,000             11.0%               10.8%
   c/o Imaging3, Inc.
   3200 W. Valhalla Drive
   Burbank, CA 91505

The officers and directors as a whole own or control 44.1% of the presently outstanding shares (i.e., 92,000,000 of the total 208,490,944 outstanding). If the entire 3,500,000 Shares covered by this Prospectus are issued, then immediately after such issuance, the officers and directors as a whole will own or control 43.3% of the then-outstanding shares of stock.
--------------------------------------------

(1)      Assumes all 3,500,000 Shares are issued.
(2) Dean Janes is Chairman of the Board of Directors and Chief Executive Officer of I3.
(3) Christopher Sohn is a Director, President and Chief Operating Officer of I3.


            LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the registrant pursuant to the following provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

         The California Corporations Code and I3's Bylaws provide that a director of I3 will have no personal liability to I3 or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) for an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         I3's Bylaws and Sections 204 and 317 of the California Corporations Code contain comprehensive provisions for indemnification of directors, officers and agents of California corporations against expenses, judgments, fines and settlements in connection with litigation. I3 has a policy of providing indemnification for its executive officers, directors and members of its committees, within the scope of the California Corporations Code. It has entered into indemnification agreements with its executive officers, directors and committee members. Under the California Corporations Code, other than an action brought by or in the right of I3, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of I3 and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of I3, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of I3. No indemnification may be made, however, in respect of any claim, issue or matter as to which such person is adjudged to be liable to I3 unless and only to the extent that the court in which the action was brought determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action. I3's Articles of Incorporation, as amended, provide for indemnification of the directors and officers of I3 against liabilities to the maximum extent provided by California law.

         I3 maintains insurance to protect officers and directors from certain liabilities, including liabilities against which I3 cannot indemnify its directors and officers.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for I3 by Richardson & Associates, counsel to I3, 233 Wilshire Boulevard, Suite 820, Santa Monica, California, 90401. Richardson & Associates does not own any shares of I3's Common Stock.

                                     EXPERTS

         The financial statements and the related supplemental schedules incorporated in this Prospectus by reference from I3's Annual Report on Form 10-KSB for the year ended December 31, 2006 have been audited by Kabani & Company, Inc., independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. No dealer, salesman or any other person has been authorized by I3 to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations may not be relied upon. The Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of I3 since the dates as of which information is furnished or since the date of this Prospectus.

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